UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 13, 2018
Coeur Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-8641 (Commission File Number)	82-0109423 (IRS Employer Identification No.)

104 S. Michigan Avenue
Suite 900
Chicago, Illinois 60603
(Address of Principal Executive Offices)
(312) 489-5800
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
As previously disclosed in the Current Report on Form 8-K filed by Coeur Mining, Inc. (the “Company” or “Coeur”) on December 26, 2017, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”), dated December 22, 2017, by and among the Company, Coeur South America Corp., a Delaware corporation (“CSA”), Coeur Explorations, Inc., an Idaho corporation (“CEE” and together with CSA and Coeur, the “Sellers”), Empresa Minera Manquiri S.A., a Bolivian sociedad anónima (“Manquiri”), and NewCo 4714 Sweden AB under change of name to Argentum Investment AB (subsequently renamed Ag-Mining Investments, AB, the “Buyer”). The Purchase Agreement provides for the sale by the Sellers of 100% of the issued and outstanding shares of Manquiri, a subsidiary of Coeur that operates the San Bartolomé mine and processing facility near Potosì, Bolivia, to the Buyer.
On February 16, 2018, the Company entered into an amendment to the Purchase Agreement (the “Amendment”) pursuant to which the Sellers will sell 100% of the issued and outstanding shares of Manquiri (the “Transaction”) in exchange for (A) 2.0% net smelter returns royalty on all metals processed through the San Bartolomé mine’s processing facility (commencing on the closing of the Transaction), (B) all value added tax refunds collected or received by Manquiri for any period ending on or before the closing date of the Transaction (net of reasonable collection expenses) and (C) promissory notes payable to the Sellers by the Buyer with an aggregate principal amount equal to $27.6 million, as adjusted to reflect Manquiri’s cash and cash equivalents as of the closing of the Transaction (the “Notes”). The Notes shall be repaid in equal monthly installments beginning on October 1, 2018 with a maturity date of September 1, 2019. Pursuant to the Amendment, Coeur shall no longer have an obligation to (i) provide a guaranty of Manquiri’s obligations under any extension or amendment of Manquiri’s credit agreement or (ii) pay any reclamation costs if the Buyer ceases operating activities with respect to the San Bartolomé mine.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the copy of the Amendment which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
The Amendment has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Coeur or any of its respective affiliates or businesses. Any representations, warranties, covenants and agreements contained in the Amendment were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Investors and security holders are not third-party beneficiaries under the Amendment and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Coeur or any of its affiliates or businesses.
Item 8.01. Other Events.
In accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy, Casey M. Nault, the Company’s Senior Vice President, General Counsel & Secretary entered into a selling plan on February 13, 2018. Under the selling plan, between March 16, 2018 and November 30, 2018, Mr. Nault will sell a total of 60,000 shares of the Company’s common stock so long as the market price of the common stock is higher than a minimum threshold price specified in the plan. Rule 10b5-1 permits an insider to implement a written prearranged trading plan entered into at a time when the insider is not aware of any material nonpublic information about the Company and allows the insider to trade on a one-time or regularly scheduled basis regardless of any material nonpublic information about the Company thereafter received by the insider.
Item 9.01.    Financial Statements and Exhibits.
(d)    List of Exhibits

Exhibit No.	Description
Exhibit 10.1
Amendment to Share Purchase Agreement, dated February 16, 2018, by and among Coeur Mining, Inc., a Delaware corporation, Coeur South America Corp., a Delaware corporation, Coeur Explorations, Inc., an Idaho corporation, Empresa Minera Manquiri S.A., a Bolivian sociedad anónima, and Ag-Mining Investments, AB (formerly NewCo 4714 Sweden AB under change of name to Argentum Investment AB).

Exhibit Index

Exhibit No.	Description
Exhibit 10.1
Amendment to Share Purchase Agreement, dated February 16, 2018, by and among Coeur Mining, Inc., a Delaware corporation, Coeur South America Corp., a Delaware corporation, Coeur Explorations, Inc., an Idaho corporation, Empresa Minera Manquiri S.A., a Bolivian sociedad anónima, and Ag-Mining Investments, AB (formerly NewCo 4714 Sweden AB under change of name to Argentum Investment AB).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.

Date: February 16, 2018	By: /s/ Peter C. Mitchell
Name: Peter C. Mitchell Title: Senior Vice President and Chief Financial Officer